Exhibit 10.1

STATE OF LOUISIANA	:
GROUND LEASE AGREEMENT
PARISH OF CALCASIEU	:

This GROUND LEASE AGREEMENT (“Ground Lease”) is and effective as of July  18, 2012,(the “Effective Date”) by and between CREATIVE CASINOS OF LOUISIANA, L.L.C., a Louisiana limited liability company, whose address is 410 East College Street, Suite A, Lake Charles, LA  70605, appearing through its sole member, Ameristar Lake Charles Holdings, LLC, a Louisiana limited liability company represented by Peter C. Walsh, Manager, duly authorized (the “Tenant”), and LAKE CHARLES HARBOR & TERMINAL DISTRICT, a political subdivision of the State of Louisiana, located in Calcasieu Parish, Louisiana (the “District”).

WITNESSETH:

WHEREAS, the District is a deep water port and political subdivision of the State of Louisiana (the “State”) exercising governmental powers of the State as delegated and authorized pursuant to the Louisiana Constitution and other statutory supplemental authorities thereof, acting by and through the Executive Director of the District, having its office and domicile at the Port of Lake Charles, Lake Charles, Louisiana; and

WHEREAS, the Tenant is desirous of leasing land owned by the District  for development, construction, and operation of a resort, hotel, retail sales outlets, restaurant(s), and casino (“Resort”) facilities; and

WHEREAS, the Tenant will obtain all licenses, permits and approvals from the Louisiana Gaming Control Board and the Louisiana Department of Public Safety and Corrections, Riverboat Gaming Enforcement Division of the Office of State Police, necessary to permit the Tenant to operate a casino riverboat at such land; and

WHEREAS, the District desires to lease such land to the Tenant in order to develop the land with such a facility and thereby create and provide employment opportunities for the inhabitants of the Parish of Calcasieu (the “Parish”), which will add to the welfare and prosperity of the persons residing within the geographic limits of the District and the Parish; and

WHEREAS, the District is specifically authorized pursuant to La. R.S. 34:203C to “induce and encourage the location of enterprises which would have economic impact upon the area served by it and lease lands presently owned by it for the general development of tourism...”; and

WHEREAS, in accordance with the above, the Tenant has executed this Ground Lease and offers fair value to the District as consideration for this Ground Lease.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter contained, the parties herein covenant and agree as follows:

1. Definitions.  As used in this Ground Lease, the terms “District,” “Effective Date,” “Ground Lease,” “Parish,” “State,” and “Tenant” shall have the meanings indicated above, and the following terms shall have the respective meanings indicated below:

“Applicable Laws” shall mean all present and future laws, ordinances, orders, rules and regulations of all federal, state, parish, and municipal governments, departments, commissions, or offices, in each case having applicable jurisdiction over the Project Site, the District, or the Tenant.

“District-Created Lien” means any lien, charge, or encumbrance arising or resulting directly from acts or omissions of the District.

“Extended Term” means any ten (10) year extension(s) of this Ground Lease occurring after the Initial Term as provided in Section 3.1 hereof.

“Force Majeure” means any cause not reasonably within the control of the party claiming suspension, and shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, droughts, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region; (iii) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, terrorism, insurrections or wars; provided that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party claiming such suspension; (iv) the failure or interruption of performance by the Tenant’s engineering, procurement and construction contractor or any subcontractors of such contractor to the extent caused by an event of force majeure under this Ground Lease; (v) the failure or interruption of performance by the Tenant’s suppliers by reason of such supplier’s valid declaration of an event that would constitute an event of force majeure under the Tenant’s contract with such supplier; (vi) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction, or that restrict the Tenant’s ability to construct the Project or any delay in issuance or effectiveness of any governmental approval that has been properly applied for by the Tenant that is required to construct the Project; and (vii) litigation or other proceedings commenced by any Person other than a Party with respect to the Project.

“Ground Lease Commencement Date” means the Effective Date.

“Ground Lease Full Rent Commencement Date” means the Effective Date.

“Initial Term” means the first ten (10) years of the term of this Ground Lease, as provided in Section 3.1 hereof.

“Impositions” means (i) all real or personal property taxes and assessments on the Improvements to be constructed on the Project Site (but not real property taxes on the Project Site itself, nor any income, transfer, gift, inheritance, estate, intangible personal property, corporation, or similar taxes imposed on the District by reason of its ownership of the Project Site or its interest in this Ground Lease), the personal property located on the Project Site and taxes, if any, imposed on the ground rent or other charges paid by the Tenant hereunder or on the Tenant’s interest in or under this Ground Lease, (ii) water and sewer rents, charges for public utilities, governmental excises, levies, license, impact and permit fees, and (iii) other governmental charges which at any time during the term of this Ground Lease may be assessed, levied, confirmed, imposed upon or become due and payable in respect of or become a lien on the Improvements to be constructed on the Project Site or any part thereof or any appurtenance thereto.

“Improvements” means the improvements as described in Exhibit “2” to this Ground Lease as conditioned by the requirements set forth in Exhibit “2”.

“Lease Year” means a period of twelve (12) consecutive full calendar months.  The first Lease Year shall begin on the Ground Lease Full Rent Commencement Date; provided, however, if said Ground Lease Full Rent Commencement Date shall occur on other than the first day of a calendar month, then the first Lease Year shall commence upon the first day of the calendar month next following the Ground Lease Full Rent Commencement Date.  Each succeeding Lease Year shall commence upon the anniversary of the beginning of the previous Lease Year.

“Option” means Tenant’s right to lease the Project Site pursuant to the terms of the Non-Exclusive Conditional Real Estate Lease Option Agreement (“Option Agreement”).

“Person” means and includes natural persons, corporations, general partnerships, limited partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Port” or “District” means the Port of Lake Charles or Lake Charles Harbor & Terminal District, as established by Louisiana Revised Statute 34:201, et seq., in the Parish.

“Project” means the construction and operation of Resort facilities including riverboat casino operations as described on Exhibit “2” as conditioned by the requirements set forth in Exhibit “2”.

“Project Site” means the real property described specifically by the survey attached as Exhibit “1-A” and legal description on Exhibit “1” to this Ground Lease, as well as any Additional Property (as defined in Section 27.2), upon which the Project will be located and which real property is owned by the District and leased by the District to the Tenant pursuant to this Ground Lease.

“Tenant’s Property” means all machinery, vessels, equipment, furniture, furnishings, inventory and other personal property and all severable fixtures of any kind and at any time made, installed, fixed, or placed on, in, or to the Project Site, but shall not include docks, wharves, warehouses, buildings, or other structures or things deemed to be immovable. Tenant and Landlord acknowledge that the riverboat portion of the Project is deemed to be a movable and not an immovable, or a component part of an immovable or a component part of the Project Site.

2.            Ground Lease Premises.

2.1         Date.  The date of this Ground Lease shall be the Effective Date.

2.2         District’s Agreement to Lease.  Upon the terms and conditions hereinafter set forth, and in consideration of the payment of the rents and the prompt performance by the Tenant of the covenants and agreements to be kept and performed by the Tenant under this Ground Lease, the District does lease to the Tenant and the Tenant hereby leases from the District, the Project Site legally described and as shown in that survey attached hereto and made a part hereof as Exhibit “1-A”.  Reasonable egress and ingress from and to the Project Site pursuant to a traffic plan to be mutually agreed upon by the parties under the Option Agreement (as further described in Section 27.2 below), sufficient to permit the Tenant to accomplish its purposes in connection with the Project shall be made available by the District to the Tenant, provided that the exact route over waterways shall be subject to the reasonable control of the District.

2.3         Description of Contemplated Improvements.  In consideration of, and as a material inducement to, the District’s execution of this Ground Lease, the Tenant hereby agrees and shall be obligated, during the Term of this Ground Lease, at Tenant’s sole cost, to finance, construct, maintain and operate the Project and the Improvements, as provided for in this Ground Lease.

3.            Term.

3.1         Initial Term and Extensions.  The Initial Term of this Ground Lease shall be ten (10) years, commencing at 12:01 a.m. on the Ground Lease Full Rent Commencement Date and, unless sooner terminated as hereinafter provided, ending at 11:59 p.m. on the tenth (10th) anniversary of the last day of the month immediately preceding the Ground Lease Full Rent Commencement Date, provided that if the Ground Lease Full Rent Commencement  is not the first day of a calendar month, the Initial Term shall extend to 11:59 p.m. on the tenth (10th) anniversary of the last day of the month in which the Ground Lease Full Rent Commencement  occurs.  The parties shall enter into a supplemental memorandum setting forth the Ground Lease Full Rent Commencement Date, the Ground Lease Commencement Date, and expiration date of the Initial Term.

In consideration of and conditioned upon Tenant being in full compliance with all terms and conditions set forth herein, the District hereby grants unto Tenant the option to lease the Project Site for six (6) additional ten (10) year terms; the first of said terms commencing upon the expiration of the Initial Term and extending for a period of ten (10) year~~s~~, (hereinafter referred to as “first option term”), and the second of said terms commencing upon the expiration of the first option term and extending for a period of ten (10) year~~s~~, (hereinafter referred to as “second option term”), and the third of said terms commencing upon the expiration of the second option term and extending for a period of ten (10) year~~s~~, (hereinafter referred to as “third option term”), and the fourth of said terms commencing upon the expiration of the third option term and extending for a period of ten (10) year~~s~~, (hereinafter referred to as “fourth option term”), and the fifth of said terms commencing upon the expiration of the fourth option term and extending for a period of ten (10) year~~s~~, (hereinafter referred to as “fifth option term”), and the sixth of said terms commencing upon the expiration of the fifth option term and extending for a period of ten (10) year~~s~~, (hereinafter referred to as the “sixth option term”).

Each option to extend the lease of the Project Site as set forth above shall automatically occur unless the Tenant elects to terminate this Ground Lease and communicates such election by written notice from the Tenant to the District on or before six (6) months prior to the expiration of the then current lease term.

Unless and until this Ground Lease is terminated, all of the terms and conditions of this Ground Lease shall be applicable to the first option term, the second option term, the third option term, the fourth option term, the fifth option term, and the sixth option term, if any, and the rental shall be determined in accordance with the provisions outlined in Exhibit “3” attached hereto and made a part hereof.

4. Rent.

4.1 Rent.  Commencing on the Ground Lease Commencement Date and until the Ground Lease Full Rent Commencement Date, Tenant shall pay to the District as annual rental one-half (1/2) of the amount of the annual rental reflected on Exhibit “3” for the first five (5) years of the initial term (but payable one-twelfth (1/12th) each month).  Commencing on the Ground Lease Full Rent Commencement Date, Tenant shall pay to the District as rent the full amount of the rental provided on Exhibit “3”.  Rent for any period of less than one month shall be apportioned based on the number of days in that month.

4.2 Due Date.  All rental payments payable after the Ground Lease Full Rent Commencement Date shall be made annually in advance and on or before the fifth working day of the first month of each Lease Year during the entire term of this Ground Lease commencing upon the Ground Lease Full Rent Commencement Date.

All rental payments due from the Ground Lease Commencement Date until the Ground Lease Full Rent Commencement Date shall be due monthly in advance on or before the fifth working day of each month following the Ground Lease Commencement Date. The initial rent  shall be due on the Ground Lease Commencement Date and shall be a pro rata amount of such monthly rent as provided in paragraph 4.1,  in the event the Ground Lease Commencement Date is a date other than the first of a calendar month.

4.3 Place of Payment.  Rent shall be payable at such place as the District may specify, by written notice to the Tenant, as hereinafter provided, from time to time.

4.4 Deposit.  To secure the performance of Tenant’s obligations under this Ground Lease, Tenant, upon execution of this Ground Lease and pursuant to an escrow agreement mutually agreeable to the parties, shall deposit the sum of $5,000,000 cash (the “Deposit”).

The deposit shall consist of Tenant’s paid-up rent for the initial twenty-four (24) months of this Ground Lease commencing as of the Ground Lease Commencement Date. Beginning on the

Ground Lease Commencement Date, Escrow agent shall disburse each month to DISTRICT the rent due pursuant to the terms of this Ground Lease. On the Ground Lease Full Rent Commencement Date, DISTRICT shall authorize escrow agent to disburse any remaining balance in the escrow account to CREATIVE.

Subject to the notice and cure provisions of Section 17.3 below, in the event Tenant fails to perform any of its obligations under this Ground Lease, the District may apply such deposit to satisfy such obligations of Tenant.

The cash deposit shall be deposited in an interest bearing escrow account of a financial institution reasonably acceptable to the DISTRICT. Interest accrued on the deposit shall remain in the account as additional deposit.

The cash deposit provided for herein shall be deemed to be security for the full and faithful performance of all terms, conditions and obligations of Tenant under this Ground Lease and, by the terms of such security, the District shall be deemed to have been granted a security device as to such deposit which security interest shall be registered and filed under the provisions of the uniform commercial code as provided by Louisiana law.

5. Net Lease; Taxes and Utility Expenses.

5.1 Net Lease.  This Ground Lease is a net lease and it is agreed and intended that the Tenant shall pay or cause to be paid all operating costs and Impositions of every kind and nature whatsoever relating to the Project Site except as expressly otherwise provided in this Ground Lease.  The Tenant shall pay to the District absolutely net throughout the term of this Ground Lease, the rent and other payments hereunder, free of any charge, assessments, Impositions, expenses, or deductions of any kind, and without abatement, deduction or set off, except as expressly otherwise provided in this Ground Lease.

5.2 Taxes and Utility Expenses.

(a) Subject to Section 5.2(b) hereof, the Tenant shall pay or cause to be paid, before any fine, penalty, interest, or cost may be added thereto for the nonpayment thereof, all Impositions.

(b) The Tenant shall bear the burden of and shall make timely remittances of all Impositions and shall file timely, with appropriate governmental units, all returns, statements, and reports legally required with respect thereto.  The Tenant shall promptly remit to any governmental unit any such Imposition, unless the Tenant shall in good faith, with due diligence, and by appropriate judicial or administrative proceedings, contest the validity, applicability, or amount thereof.  The Tenant shall give the District 10 days’ prior written notice of the Tenant’s intent to contest such Imposition.  Any such contest shall be at the Tenant’s sole cost and expense.

(c) The Tenant, upon the request of the District, shall furnish to the District, within thirty (30) days after the date when an Imposition becomes delinquent if not paid, official receipts of the appropriate taxing authority or other evidence satisfactory to the District evidencing the payment thereof. The certificate, advice or bill of non-payment of such Imposition issued by the proper official designated by law to make or issue the same or to receive payment of an Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making of such certificate, advice, or bill.

(d) Except as expressly otherwise provided herein, nothing contained herein shall modify, amend, or constitute a waiver of, expressly or by implication, any applicable taxes or Imposition with respect to all or any portion of the Project or the operation thereof.

5.3 Utility Connections.  The Tenant shall be responsible for obtaining, at its own cost or at no cost to the District, electricity, telephone, water, sewerage, and other utility service to the Project Site. However, at no cost to the District, the District or its other Tenants, may reasonably utilize any gas, water, electrical or other utility easement areas or utility Improvements installed or caused to be installed by Tenant on the Project Site. Any connection or usage charges normally assessed by utility service providers related to such use shall be at the cost of the District.

5.4 Utility connections-use by District. As to the items set forth in Section 5.3 to be provided by Tenant, the District or any Tenant of District, their agents, officers, employees, patrons, invitees or customers shall have the right to reasonable access and use provided such access and use shall not unreasonably interfere with Tenant’s rights or use of its leasehold pursuant to the terms of this Ground Lease, such connections to utilities are separately metered and the cost of the use of such utilities by the District and any of the Districts Tenants shall be borne by the District or any such Tenant.

6. Tenant Improvements.

The Tenant shall have the right and obligation to finance, construct, and install on the Project Site (in conformity with Section 6.1 hereof), at Tenant’s sole cost, the Project and the Improvements and such related improvements as are incidental thereto, all of which shall remain the property of the Tenant during the term of this Ground Lease.

6.1 Conformity to Preliminary Description and Building Code.  A preliminary description of the Project and Improvements is attached hereto as Exhibit “2”. The Project and Improvements shall be constructed and completed in substantial conformity with such preliminary description and conformity with all applicable building codes, laws, rules, regulations and all conditions as set forth in Exhibit “2”.

6.2 (This section intentionally left blank.)

6.3 Commencement and Completion of Improvements.  The Tenant shall commence construction of the Improvements within six (6) months from the Effective Date of this Ground Lease. The Tenant shall proceed with due diligence to construct and build the Improvements, without any cost, expenses, charge, liability, or obligation to be borne by the District and shall complete the Improvements.  Tenant shall expend on the Improvements an amount equal to the estimated costs set forth in Exhibit “2”, however, Tenant and District acknowledge that such costs are preliminary estimates and actual expenditures may vary by as much  as ten (10%) percent or more. All Improvements shall be completed within twenty-four (24) months from commencement of construction or as specified in Exhibit “2”, except for delays caused not by the actions of Tenant; but primarily by strike, lock-outs, labor disputes, wars, insurrections, riots, fires, weather interference, acts of God, inability to obtain construction materials, governmental regulations or interference, rationing, or other restrictions or conditions or causes unavoidable or reasonably beyond the control of the Tenant.

6.4 Failure to Complete.  Failure to timely complete construction of the Improvements as set forth in Exhibit “2” prior to 24 months after the commencement of construction shall, at the option of the District, constitute an Event of Default under Section 15.1, provided that no such Event of Default shall be deemed to have occurred if the delay was primarily caused by the acts or omissions of a third party.  Any delays in the completion of construction of the Improvements caused primarily by strike, lock-outs, labor disputes, wars, insurrections, riots, fires, weather interference, acts of God, inability to obtain construction materials, governmental regulations or interference, rationing, or other restrictions or conditions or causes unavoidable or reasonably beyond the control of the Tenant shall be deemed reasonable delays, and the time within which the Tenant shall complete the construction of said Improvements and the construction completion date shall be extended by the length of such delay(s).

However, in the event that: (a) the United States of America or the State of Louisiana or any federal, state or local political body, agency or instrumentality, takes any action(s) that prohibits or materially affects riverboat casino gaming at the Project Site; or (b) a local option referendum is adopted by the populace of the City of Lake Charles and/or the Parish of Calcasieu prohibiting riverboat gaming by Tenant at the Project Site; Tenant, at its sole option, shall have the right to terminate this Ground Lease and all of its obligations hereunder (except for the liquidated damages set forth in Section 17.4) upon thirty (30) days written notice, but at the option of the District, Tenant shall, at its expense, demolish and remove any partially complete building  on the Project Site. The Tenant shall be entitled to a credit against the penalty for liquidated damages as provided in paragraph 17.4 of this Ground Lease for the cost of such demolition.

6.5 District’s Right to Inspect.  Provided that the District shall not unreasonably interfere with the construction of the Improvements, the District, its officers, representatives, agents, and employees shall have the right, at reasonable times and upon reasonable advance notice to the Tenant, to examine and inspect the Improvements in order that the District, its officers, representatives, agents, and employees may be able to determine that same substantially conform to applicable laws, rules, regulations or building codes, including without limitation, the right to observe or conduct reasonable tests of the Improvements to the extent necessary to determine such substantial conformity.  If any test conducted by the District, its officers, representatives, agents, or employees under this Section 6.5 reveals that the Improvements are not in such substantial conformity, the Tenant shall pay the reasonable costs of such test; otherwise, the cost of all such tests shall be at the District’s expense.

6.6 Tenant’s Property.  All Tenant’s Property shall at all times be and remain the sole property of the Tenant.  The Tenant shall be entitled to remove Tenant’s Property from the Project Site at any time during the term of, or within 60 days after the termination of, this Ground Lease provided the Tenant repairs any damage caused by such removal.

6.7 Maintenance of Improvements.  During the continuance of this Ground Lease, the Tenant will keep in reasonably good state of repair any and all property, open areas, sea walls, bulkheads, moorings, buildings, fixtures and building equipment that are brought or constructed or placed upon the Project Site by the Tenant, and the Tenant will repair such property as often as may be necessary in order to keep the Improvements in reasonably good repair and condition.

6.8 Signs.  The Tenant shall be permitted to place reasonable signs and other means of identification of its business on the Project Site so long as the same comply with applicable statutes, laws, and ordinances.

6.9 Alterations.  The Tenant shall be permitted to make improvements to and/or alterations of the Project during the Initial or Extended Term without the District’s approval or consent as long as such alterations and/or improvements do not result in any change of the uses of the Project Site permitted by this Ground Lease and such changes are not contrary to the requirements of Exhibit “2”.

7. Tenant’s Surrender of Project Site.

7.1 Surrender at End of Ground Lease.  The Tenant shall and will on the last day of the Initial Term hereof, or if extended, on the last day of any Extended Term beyond which this Ground Lease is not extended, or upon any early termination of this Ground Lease for any reason, surrender and deliver the Project Site and the Improvements thereon to the District and, except as provided in Section 13, in good condition and repair (in light of the age, construction, and nature thereof), less normal wear and tear, free and clear of any liens or encumbrances, except for District-Created Liens, and without any payment by the District to the Tenant of any amounts for the Improvements, or at the option of the District, remove, at the cost of Tenant, all or part of any uncompleted Improvements as may be reasonably determined by the District.  The Tenant shall remove the Tenant’s Property.  The Tenant shall not be required to restore the Project Site to its condition prior to construction of the Improvements or to restore any alterations of the Project Site.

7.2 District Not Liable.  The District shall not be responsible for any loss or damage occurring to any real or personal property owned, leased, or operated by the Tenant, its agents, or employees, prior to or subsequent to the termination of this Ground Lease, other than, to the extent permitted by law, for such loss or damage occurring as a result of the negligent conduct or the willful misconduct of the District, its officers, representatives, agents, or employees or the District’s misrepresentations or its breach of or default under this Ground Lease.

8.  Use.

8.1 No Unlawful Activities.  The Tenant agrees not to make any unlawful use of the Project Site and the Improvements, including without limitation, any use constituting a nuisance of the Project Site or to adjoining or neighboring property.

8.2 Permitted Uses; Compliance with Laws; Permits.  The Project Site shall be used by the Tenant to lawfully construct and operate a riverboat gaming vessel in association with a hotel, retail and entertainment complex.  No other use of the Project Site shall be permitted without the consent of the District which consent will not be unreasonably withheld.  Tenant’s use of the Project shall at all times be in compliance with all applicable rules, laws and regulations and Tenant shall obtain and maintain, at its cost, all applicable permits for the construction and maintenance of the Improvements or for Tenant’s use or activities on the Project Site.

8.3 Waste.  The Tenant shall not cause, allow, or suffer to exist any waste of the Project Site or the Improvements.

9. Indemnification.

9.1 Tenant’s General Agreement to Indemnify.  The Tenant releases the District, its officers, representatives, employees, agents, successors and assigns, (individually and collectively, “District Indemnitee”) from, assumes any and all liability for, and  agrees to indemnify the District Indemnitee against all claims, liabilities, obligations, damages, penalties, litigation, costs, charges, and expenses (including, without limitation, reasonable attorney’s fees, engineers’ fees, architects’ fees, and the costs and expenses of appellate action, if any), imposed on, incurred by or asserted against the District Indemnitee or the District’s interest in real property in the Project Site arising out of (i) the use or occupancy of the Project Site by the Tenant, its officers, representatives, agents, and employees, (ii) the construction or operation of the Project by the Tenant, its officers, representatives, agents, and employees, (iii) any claim arising out of the use, occupancy, operation, or construction of the Project Site by the Tenant, its officers, representatives, agents, and employees, and (iv) activities on or about the Project Site by the Tenant, its officers, representatives, agents, and employees, of any nature, whether foreseen or unforeseen, ordinary, or extraordinary, in connection with the construction use, occupancy, operation, maintenance, or repair of the Project, the Improvements, or the Project Site by the Tenant, its officers, representatives, agents, and employees; provided, however, that any such claim, liability, obligation, damage or penalty litigation, costs, charges, and expenses (including, without limitation, reasonable attorney’s fees, engineers’ fees, architects’ fees, and the costs and expenses of appellate action, if any) arising as a result of the negligence or willful misconduct of the District Indemnitee shall be excluded from this indemnity.  The indemnity provided in this section shall include within its scope any liability imposed by law on the District on a strict liability theory as landowner for physical defects in the Project Site (except for environmental contamination), it being the intention of the parties for Tenant to assume liability for such defects in the Project Site during the term of this Ground Lease.  This section shall include within its scope, but not be limited to, any and all claims or actions for wrongful death, but any and all claims brought under the authority of or with respect to any local, state, or federal environmental statute or regulation shall be covered by Section 9.2 and not this Section 9.1.

9.2 Tenant’s Environmental Indemnification. The Tenant agrees that it will comply in all material respects with all environmental laws and regulations applicable to the Tenant, including without limitation, those applicable to the Tenant’s use, storage, and handling of hazardous substances in, on, or about the Project Site.  The Tenant agrees to indemnify and hold harmless each of the District Indemnitee against and in respect of any and all damages, claims, losses, liabilities, and expenses (including, without limitation, reasonable attorneys, accounting, consulting, engineering, and other fees and expenses), which may be imposed upon, incurred by, or assessed against any of the District Indemnitee by any other party or parties (including, without limitation, a governmental entity), arising out of, in connection with, or relating to the subject matter of:  (a) the Tenant’s breach of the covenant set forth above in this Section 9.2 or (b) any environmental condition of contamination on the Project Site, or any violation of any federal, state, or local environmental law with respect to the Project Site, first occurring after the  Effective Date of this Ground Lease and caused by the Tenant’s operations or facilities.

9.3 Burden of Proof.  The Tenant, at its own cost, may cause to be conducted a Phase I and Phase II environmental assessment of the Project Site prior to the commencement of construction of the Improvements and a copy of all written reports issued in connection with such assessment shall be given to the District within five (5) days of completion.  If, as a result of such assessments, environmental contamination of the Project Site is discovered, such contamination shall be deemed to have existed prior to the date of the Ground Lease.  Any condition of environmental contamination discovered on the Project Site after the completion of the environmental assessments (Phase I and Phase II) shall be presumed, for purposes of the Tenant’s agreement to indemnify the District Indemnitee, to have been caused by the Tenant’s operations or facilities, unless the Tenant can demonstrate, by a preponderance of the evidence, that (i) such condition originated off the Project Site, or (ii) such condition was not caused by the Tenant’s operations or facilities.  The provisions of this Section 9.3 are intended only to allocate the burden of establishing causation between the Tenant and the District with respect to environmental contamination discovered before and after the Effective Date of this Ground Lease.  In no event shall any third party other than the District Indemnitee and the Tenant be entitled to any benefit, reliance, or presumption based on the provisions of causation or liability of either party with respect to any environmental contamination of the Project Site.

9.4 Survival of Indemnities. The foregoing indemnities shall survive the term and shall be in addition to any of the District’s or the Tenant’s obligations for breach of a representation or warranty.

10. Insurance.

10.1 Public Liability.  The Tenant agrees to carry or cause to be carried public liability insurance with respect to the Project Site and the uses and activities of the Tenant thereon in the minimum combined single limit amount of Ten Million ($10,000,000)Dollars for the death of or personal injury to one or more persons and for property damage for each occurrence in connection with the Project Site and the use thereof or activities of the Tenant thereon, and same shall include the District as an additional insured with respect to any matters arising out of this Ground Lease or arising during the term hereof out of the District’s ownership of the Project Site.  Such requirement may be satisfied by Tenant or its parent corporation maintaining blanket public liability insurance covering all of its operations.  Such insurance policy shall contain a provision or be accompanied by a certificate or endorsement to the effect that the insurance company shall not cancel or materially modify such policy without first giving written notice thereof to the District at least thirty (30) days in advance of such cancellation or material modification.  At the District’s request, the Tenant shall promptly provide to the District certificates evidencing such insurance and shall furnish copies of such policies to the District.  The District may change by reasonable amounts, consistent with prevailing commercial practices in the Port of Lake Charles, the limits of insurance coverage required by this Section 10.1 upon ninety (90) days written notice to the Tenant stating such changed limits of coverage and the reasons for the change.

10.2 Workers’ Compensation. The Tenant further covenants and agrees, at its expense, to take out and maintain at all times during the term hereof, all necessary workers’ compensation insurance covering all persons employed by the Tenant in and about the Project Site to the extent required by Applicable Laws.

10.3 Qualification for Insurer.  The Tenant may elect to be self-insured subject to the approval of the District, which approval shall not be unreasonably withheld.

10.4 Waiver of Subrogation.  As a part of the consideration of this Ground Lease, each of the parties hereby releases the other from all liability for damage due to any act or neglect of the other party which is the result of fire or other casualty to the extent covered by any insurance policy; provided, however, the releases herein contained shall not affect the rights of either party under this Ground Lease to be paid insurance proceeds received by the other or apply such insurance proceeds to loss or damage resulting from the willful or premeditated acts of either of the parties hereto, their agents or employees; and provided further, nothing in this Section shall be interpreted as or have the effect of relieving or modifying any obligation of any insurance company and shall be void if and to the extent it would have such effect.  Any party required by this Ground Lease to maintain any casualty insurance shall make reasonable attempts to obtain the written consent to this waiver of subrogation from its insurer.

11. Liens and Mortgages.

11.1 Prohibition of Liens and Mortgages.  The Tenant shall not create or permit to be created or to remain in connection with the Project, the Project Site, or the Tenant’s activities thereon, any liens or mortgages against any property interest of the District, and the Tenant shall discharge any lien, encumbrance, or charge (levied on account of any Imposition or any mechanics’, laborers’, or materialmen’s lien or security agreement) which might be or become a lien, encumbrance, or charge upon the District’s interest in the Project Site or any part thereof in accordance with Section 11.2 hereof.

11.2 Discharge of Liens.  If any mechanics’, laborers’, or materialmen’s lien (other than a District-Created Lien) shall at any time be filed against the District’s interest in the Project Site or any part thereof in connection with the Project or the Tenant’s activities thereon, the Tenant, within 30 days after notice of the filing thereof, shall elect to contest the same or cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.  If the Tenant does not contest such lien and shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy of the District hereunder, the District may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event the District shall be entitled, if the District so elects, to compel the prosecution of an action for the foreclosure of such lien by the lien holder with interest, attorneys’ fees, costs, and allowances.  Any amount so paid by the District and all costs and expenses incurred by the District in connection therewith, including reasonable attorneys’ fees together with interest thereon at one percent (1%) per annum above the prime rate of interest quoted from time to time by Bank of America, New York, as Bank of America’s Prime Rate, from the respective dates of the District’s making of the payment or incurring of the cost and expense, shall constitute additional rent payable by the Tenant under this Ground Lease and shall be paid by the Tenant to the District within fifteen (15) days of written demand therefor.

11.3 District Not Liable For Mechanic’s Liens.  Nothing herein contained shall be deemed or construed in any way to constitute the consent of or request by the District, express or implied, to a contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Project Site, the Improvements or any part thereof.  NOTICE IS HEREBY GIVEN THAT THE DISTRICT SHALL NOT BE LIABLE FOR ANY LABOR OR MATERIALS FURNISHED OR TO BE FURNISHED TO THE TENANT UPON CREDIT AND THAT NO MECHANIC’S OR OTHER LIEN FOR ANY SUCH LABOR OR MATERIALS SHALL ATTACH TO OR AFFECT THE REVERSIONARY OR OTHER INTEREST OF THE DISTRICT IN AND TO THE PROJECT SITE AND THE IMPROVEMENTS THEREON.

11.4 Rights of Ground Leasehold Mortgages.  The District agrees that it shall execute such agreements and certificates with the holder or prospective holder of any mortgage or similar lien instrument (a “Mortgagee”) encumbering the Tenant’s interests in the Project Site (a “Ground Leasehold Mortgage”) as the Tenant or such Mortgagee may from time to time reasonably require.  As a condition precedent to the District’s obligations under this Section 11.4, the Tenant must notify the District in writing of any Mortgagee that holds a Ground Leasehold Mortgage, and such notice shall include the name of the Mortgagee and its address for the purpose of all communications required to be given to such Mortgagee under this Section 11.4.  Provided the District is so notified, the District agrees with the Tenant and with the specific intent to expressly benefit any such Mortgagee, as follows:

(a) Consent to Ground Leasehold Mortgages.  The District acknowledges that this Ground Lease and all of the Tenant’s rights and interests in the Project Site may be encumbered without the District’s consent and that this Ground Lease, any new lease executed pursuant to part (f) of this Section and all Ground Leasehold Mortgages shall be prior to all mortgages or other lien instruments encumbering the District’s interest in the Project Site.

(b) No Modifications.  No modifications to this Ground Lease made after the District has received notice of any Mortgagee shall be effective unless the same are first approved in writing in each instance by each such Mortgagee.

(c) Rights to Notices.  The District shall give to each Mortgagee a copy of all notices pertaining to this Ground Lease, including all notices regarding any alleged default under this Ground Lease, the termination of this Ground Lease or any demand to remedy any claimed default.  Such notices shall be given in writing simultaneously with the notices given to the Tenant and no notice by the District to the Tenant shall be deemed to have been duly given under this Ground Lease unless and until a true and complete copy thereof has been so provided to every Mortgagee.

(d) Rights to Cure.  Each Mortgagee shall have a period of sixty (60) days following its receipt of written notice of any default under this Ground Lease to cause such default to be cured, and this Ground Lease shall not be subject to cancellation unless such cure period expires without such default being cured in all material respects; provided, however, such period shall be extended so as to permit the Mortgagee to acquire possession of the Project Site for any cure which requires such possession; and provided further, this Ground Lease shall not be subject to cancellation by the District for any default, including insolvency, bankruptcy, and receivership proceedings related to the Tenant, which the Mortgagee has no reasonable means to cure so long as all rental and monetary defaults are cured within that aforesaid period.  Any Mortgagee shall have the right to interplead any sums in dispute and this Ground Lease may not be canceled as a result of such interpleader.

(e) No Terminations.  Except as specifically provided in part (d) of this Section, this Ground Lease shall not be subject to termination, cancellation or forfeiture, nor may the Tenant’s interest herein be surrendered or any such surrender accepted by the District, without the prior written consent of each Mortgagee.  The District and the Tenant acknowledge that this limitation shall apply to any right of the Tenant to cancel this Ground Lease as a result of any condemnation, damage by casualty, frustration of purpose or failure of any condition set forth in this Ground Lease.

(f) New Ground Lease.  If this Ground Lease is terminated or extinguished for any reason, including by rejection of any receiver or trustee in bankruptcy or by operation of law, the District agrees to enter into a new lease with the Mortgagee with the same priority as this Ground Lease.  If there exists more than one Mortgagee, each Mortgagee shall be offered the opportunity to enter into such new lease in the order of the priority of their Ground Leasehold Mortgages and each Mortgagee shall be given fifteen (15) days following written notice to exercise such option.  The new lease shall be on the same terms and conditions contained in this Ground Lease, shall be for the remainder of the term which would otherwise then exist under this Ground Lease, and include the same extension options as are granted to the Tenant herein.  As a condition to entering into such new lease, the Mortgagee shall be required to pay all past rental and other sums then due to the District under this Ground Lease.

(g) Mortgagee’s Liability.  No Mortgagee shall be deemed to have assumed or agreed to perform any of the Tenant’s obligations under this Ground Lease by reason of encumbering the Tenant’s interest in the Project Site, effecting a cure on the Tenant’s behalf under this Ground Lease, by any course of conduct, or otherwise, unless and to the extent such assumption is specifically agreed to in writing executed by such Mortgagee; provided, however, the Mortgagee shall be liable for the Tenant’s monetary obligations under this Ground Lease which are attributable to the period after such Mortgagee acquires the Tenant’s interest in this Ground Lease and before it assigns this Ground Lease to a third party; and provided further, the foregoing limitations of liability shall not be deemed to impair the District’s right to exercise its remedies as a result of a default under this Ground Lease.  In no event shall a Mortgagee be liable for any hazardous waste liability of the Tenant.

(h) Subsequent Assignments.  Regardless of any conditions or limitations upon the assignability of this Ground Lease, any Ground Leasehold Mortgage may be foreclosed and any Mortgagee who acquires the Tenant’s rights under this Ground Lease, or any Person acquiring this Ground Lease at any foreclosure, trustee’s sale, sheriff’s sale, or similar proceeding or by assignment in lieu thereof, shall have the right to assign this Ground Lease to any third party without the District’s consent, provided that such third party (i) intends to use the Project Site for the purposes permitted in this Ground Lease, which purposes are legal and do not conflict with a prior, enforceable, exclusive use covenant or agreement to which the District is a party, and (ii) such third party can reasonably demonstrate its financial capacity to meet the Tenant’s obligations under this Ground Lease.

(i) Insurance Proceeds; Condemnation Awards. The District agrees that all condemnation awards and insurance proceeds which otherwise belong to the Tenant may be applied in the manner specified in the Ground Leasehold Mortgage with the highest priority at the time such awards or proceeds are paid, and that no compromises, settlements, or other agreements may be entered into with respect of such awards or proceeds without the prior written consent of the Mortgagee therein.

(j) Further Assurances.  The District agrees that it shall execute reasonable amendments to this Ground Lease which do not modify the Tenant’s obligations or materially impair any rights or remedies of the District and shall execute such estoppel certificates and further assurances regarding the status of this Ground Lease and the performance of the District’s and the Tenant’s obligations hereunder as may be reasonably required by any prospective Mortgagee or any prospective purchaser of a Ground Leasehold Mortgage.

(k) No Merger.  It is the specific intent of the District and the Tenant, and the District acknowledges for the benefit of any Mortgagee, that the ownership of the District’s reversionary interest and leasehold interests by any one person shall not extinguish any Ground Leasehold Mortgage.

(l) Successors.  The terms, covenants, and assurances contained in this Section shall bind the District, its successors, assigns, transferees, and mortgagees, and shall inure to the benefit of any successor of or participant with any

Mortgagee and any assignee or purchaser of any Ground Leasehold Mortgage.

12. Entry on Premises by District, Etc.

12.1 Entry on Premises.  In addition to such rights of entry as are granted to the District pursuant to Section 6.5 hereof, the Tenant shall permit the District and its authorized representatives to enter the Project Site during normal business hours upon reasonable notice, which shall be no less than twenty-four (24) hours in advance, for the purposes of inspecting the Project Site and verifying compliance by the Tenant with the terms of this Ground Lease, subject to applicable rules and regulations of the State of Louisiana concerning gaming operations. Further, the District or any Tenant of District, their agents, officers, employees, patrons, invitees or customers shall be able to reasonably use any roads, streets, sidewalks, walkways, parking areas or other similar areas.

13. Destruction by Fire or Other Casualty.

If Improvements erected on the Project Site shall be destroyed or so damaged by fire or any other casualty whatsoever, not due to the willful misconduct of the Tenant, where repair or restoration cannot be reasonably accomplished within one hundred and twenty (120) days of the date of such fire or casualty, the Tenant, by written notice to the District accompanied by a certified copy of a resolution of the Board of Managers of the Tenant to such effect, may, at its election, decide not to restore nor reconstruct the Improvements and may cancel this Ground Lease.  In the event that the Tenant so decides not to restore or reconstruct the destroyed or damaged Improvements and cancel this Ground Lease, the Tenant shall notify the District thereof in writing and shall proceed with due diligence to demolish and remove any ruins or rubble from the destroyed or damaged Improvements remaining on the Project Site at the Tenant’s sole cost and expense, so as to return the portion of the Project Site on which the destroyed or damaged Improvements were situated as nearly as reasonably practicable to the condition thereof at the date of the Ground Lease.  Any such cancellation of this Ground Lease shall be effective as of the date the Tenant completes such demolition and removal work, and all unaccrued liability of the Tenant hereunder shall thereupon terminate.

14. Restriction on Assignments and Transfers.

The Tenant shall not assign this Ground Lease, in whole or in part, or sublet all or any portion of the Project Site, without the consent of the District, which consent shall not be unreasonably withheld, delayed, or conditioned.  The District agrees that any portion of the Project Site may be subleased by the Tenant so long as the Tenant continues to be responsible for the performance of all of its obligations under this Ground Lease and the sublessee’s intended use of the Project Site is consistent with those uses permitted of the Tenant hereunder or is otherwise approved by the District.  However, in the event of a total assignment or sublease of substantially all of the Project Site to an Assignee/sublessee, where the Assignee/sublessee can reasonably demonstrate its financial capacity to meet the Tenant’s obligations under this Ground Lease, the Tenant shall be released from any further obligation.  In addition, the District acknowledges that no approval or consent shall be required in connection with an assignment of this Ground Lease for security purposes for any financing permitted hereby, or which is to any entity which controls, is controlled by, or under common control with, the Tenant, or is a result of any merger or acquisition of the capital stock or assets of the Tenant so long as the surviving entity is fully responsible for all of the obligations of the Tenant hereunder.

15. Statement of Conditions. During the term of this Ground Lease, Tenant shall abide by the terms and conditions of the Statement of Conditions as established by the Louisiana Gaming Control Board.

16. (This section intentionally left blank.)

17. Events of Default of Tenant.

Except for a termination by Tenant pursuant to Section 3.1 or Section 18.2, if any one or more of the following events shall happen and not be remedied as herein provided an Event of Default shall be deemed to have occurred:

17.1 Breach of Special Covenants. Subject to the provisions of Sections 25 and 6.4, if the Tenant shall fail to commence construction of the Improvements when required pursuant to

Section 6.3 or fail to complete construction of the Improvements when required pursuant to Section 6.4; or

17.2 Breach of Covenant.  If default shall be made by the Tenant in the performance of or compliance with any of the covenants, agreements, terms, or conditions contained in this Ground Lease other than those referred to in the foregoing Section 17.1, and such default shall continue for a period of sixty (60) days after written notice thereof from the District to the Tenant specifying the nature of such default and the acts required to cure the same, or, in the case of a default or a contingency which cannot with due diligence be cured within such period of sixty (60) days, the Tenant fails to proceed with all due diligence within such period of sixty (60) days, to commence cure of the same and thereafter to prosecute the curing such default with all due diligence (it being intended that in connection with a default not susceptible of being cured with due diligence within sixty (60) days that the time of the Tenant within which to cure same shall be extended for such period as may be necessary to complete the same with all due diligence).

17.3 District’s Remedies. Cure.

(a) Right to Terminate.  Upon the occurrence of an Event of Default, the District shall be entitled to give written notice to the Tenant stating that this Ground Lease and the term hereby demised shall expire and terminate on the date specified by such notice, and this Ground Lease, the term hereby demised, and the rights of the Tenant under this Ground Lease shall expire and terminate unless such default is fully remedied in a timely manner and all arrears of rent, and all other amounts payable by the Tenant under this Ground Lease, in each case within sixty (60) days from the date of such notice, together with interest thereon at the rate provided by law for judicial interest from the time when the same became due and payable, and all costs and expenses reasonably incurred by or on behalf of the District as a result of the Event of Default, including reasonable attorneys’ fees, shall have been fully and promptly paid by the Tenant to the District and all other defaults shall have been fully cured and made good or cured to the reasonable satisfaction of the District, in either of which events the consequences of such Event of Default and notice of the same shall be deemed to be annulled.

(b) Right to Cure.  Upon the occurrence of an Event of Default and the Tenants failure to proceed with all due diligence to commence cure of the same and thereafter to prosecute the curing of such Events of Default, the District may take whatever actions are reasonably necessary to cure such Event of Default, including the hiring of attorneys, contractors, consultants, architects, engineers, laborers, or others, purchasing the required goods or services and procuring necessary insurance or performance bonds. The Tenant shall be responsible for all costs, including attorney’s fees and the fees of other professionals, reasonably incurred by the District pursuant to this Section and such costs shall be billed to the Tenant in addition to any and all rent due hereunder.  The Tenant shall pay all such additional costs and charges within fifteen (15) days after billing by the District.

(c) Injunctions and Damages.  Upon the occurrence of any Event of Default hereunder and the failure of the Tenant to cure such Event of Default within any cure period provide for in this Ground Lease, the District at any time thereafter shall have the right to enjoin such breach and to invoke any right and remedy allowed herein, by law or in equity (except for the right of specific performance), or by statute or otherwise including, without limitation, remedies at law for damages and for reimbursement of expenses to the District in connection with any such action, including reasonable attorney’s fees, costs, and appellate expenses.

17.4 Taking of Possession; Acceleration of Ground Rent.  Upon any expiration or termination of this Ground Lease or any termination by summary proceedings or otherwise, (a) the Tenant shall quit and peacefully surrender the Project Site to the District, without any payment therefor by the District, and the District, upon or at any time after any such expiration or termination, may, without further notice, enter upon and re-enter the Project Site, by summary proceedings, ejectment, or otherwise, and may dispossess the Tenant and remove the Tenant and all other persons and property from the Project Site and may have, hold, and enjoy the Project Site and the right to receive all rental income of and from the same; and (b) except as set forth below, if Tenant is in default of the Ground Lease, the District shall be entitled to collect forthwith upon such termination as penalty or liquidated damages the amount, if any, equal to FIVE MILLION AND NO/100THS DOLLARS ($5,000,000.00) ; and (c) all obligations of the Tenant hereunder for additional rent, or Impositions, or any portion thereof arising or accruing with respect to any period prior to such termination and any obligations of the Tenant under the indemnification provisions hereof arising or accruing with respect to any period prior to such termination hereof, in each case without regard to whether such matter is first noticed to the District prior to or subsequent to such termination, shall survive the termination hereof.

Notwithstanding the above and foregoing, upon the commencement of operations of the resort and casino, the amount of liquidated damages referenced in Section 17.4 (b) shall no longer be the sum of FIVE MILLION AND NO/100THS DOLLARS ($5,000,000.00)  but instead shall be calculated as follows:

17.4.1   If the casino is operating as of the date on which the default occurs and is anticipated to continue to operate, liquidated damages shall be an amount equal to the average monthly rent paid or payable by Tenant for the previous twelve month period multiplied by the number of full months remaining in the lease, exclusive of any option periods that have not been exercised.

17.4.2 If the casino is not operating as of the date on which the default occurs or is not anticipated to continue to operate, liquidated damages shall be an amount equal to the rent and other payments made to the Port in the previous 12 months (excluding reimbursement of expenses or similar items but including payments made under or in lieu of a Joint Revenue Sharing Agreement) multiplied by the number of full months remaining in the lease, exclusive of any option periods that have not been exercised.

17.5 Agent for Service.  The Tenant shall maintain a registered agent of the Tenant for service of process, which agent will be located within the State of Louisiana.  The Tenant shall provide the name and address of such agent or any successor agent to the District in writing prior to the commencement of the lease term.  If the Tenant shall fail to maintain such a registered agent within the State of Louisiana, service of process may be accomplished by public posting on the Project Site in the same manner and for the same period as provided in Louisiana statutes, with written notice becoming effective at the time of posting.

18. Events of Default of the District.

18.1 District’s Event of Default.  Any failure of the District to comply with any of its obligations under this Ground

Lease shall constitute a “District’s Event of Default” hereunder if such failure continues for thirty (30) days after the Tenant gives the District written notice thereof and the acts required to cure the same.

18.2 Termination of Ground Lease.  In the event of a District’s Event of Default of the District under this Ground Lease, the Tenant may cancel this Ground Lease by written notice to the District.  Except to the extent the Tenant is otherwise indebted to the District, all deposits, unearned rent and other unearned payments by the Tenant under this Ground Lease shall be returned to the Tenant immediately upon such cancellation.

18.3 Right to Cure.  Upon the occurrence of a District’s Event of Default, the Tenant may take whatever actions are reasonably necessary to cure such Event of Default, including the hiring of attorneys, contractors, consultants, architects, engineers, laborers, or others, purchasing the required goods or services and procuring necessary insurance.  The District shall be responsible for all costs including attorneys’ fees and the fees of other professionals, reasonably incurred by the Tenant pursuant to this Section and such costs shall be billed to the District.  The District shall pay all such additional costs and charges within fifteen (15) days after billing by the Tenant.

18.4 Tenant’s Right to Damages.  Except to the extent specifically waived in this Ground Lease, the Tenant shall have the right, with or without canceling this Ground Lease, to recover from the District damages caused by a District’s Event of Default.

19. Mutual Obligations.

19.1 Late Charges; Interest.  If any rent or other sum is not paid when due under this Ground Lease, and if such delinquency continues for a period of ten (10) days after receipt of written notice, such sum shall bear a late charge equal to one-half of one percent (0.005%) of the amount thereof, the parties recognizing and agreeing that such charge represents a reasonable approximation of the additional administrative costs and expenses which are likely to be incurred by the non-defaulting party.  Additionally, any judgment rendered therefor shall bear interest from the date originally due to the date of collection at the rate of prescribed by law as legal interest.

19.2 Obligations to Mitigate Damages.  Both the District and the Tenant shall have the obligation to take reasonable steps to mitigate their damages caused by any default under this Ground Lease.

19.3 Failure to Enforce Not a Waiver.  No failure by either party to insist upon the strict performance of any covenant, agreement, term, or condition of this Ground Lease or to exercise any right or remedy arising upon the breach thereof, and no acceptance by the District of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach of such covenant, agreement, term, or condition.  No covenant, agreement, term, or condition of this Ground Lease to be performed or complied with by either party and no breach thereof shall be waived, altered, or modified except by a written instrument executed by both parties.  No waiver of any breach shall affect or alter this Ground Lease, but each and every covenant, agreement, term, or condition of this Ground Lease shall continue in full force and effect with respect to any other then existing or subsequent breach hereof.

19.4 Rights Cumulative.  Each right and remedy of the parties provided in this Ground Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Ground Lease or now or thereafter existing at law or in equity or by statute or otherwise (excluding, however, specific performance against the Tenant) and the exercise or beginning of the exercise by the parties of any one or more of such rights or remedies provided for in this Ground Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the parties of any or all other such rights or remedies provided for in this Ground Lease or now or hereafter existing at law or in equity or by statute or otherwise.

20. Notices.

20.1 Addresses.  All notices, demands, and requests which may or are required to be given hereunder shall be in writing, delivered by personal service, or shall be sent by facsimile or United States registered or certified mail, return receipt requested, postage prepaid, to the parties at the following numbers and addresses:

To the Tenant:	Creative Casinos of Louisiana, LLC
c/o Ameristar Casinos, Inc.
16633 Ventura Blvd., Suite 1050
Encino, CA 91436
Attention: Peter C. Walsh
	Telephone No.:	702–567–7048
	Facsimile No.:	702–733–8478
Email:peter.walsh@ameristar.com

With a copy to	John R. Pohorelsky
901 Lakeshore Dr., Suite 900
Lake Charles, LA 70601
	Telephone No.:	337–433–9436
	Facsimile No.:	337–433–4650
Email:johnp@sgpgl.com

To the District:	Executive Director
Lake Charles Harbor & Terminal
District
150 Marine Street
Post Office Box 3753
Lake Charles, Louisiana 70602
	Facsimile No.	(337) 493–3523

or to such other numbers or addresses as either party may from time to time designate by written notice to the other party hereto at least fifteen (15) days in advance of an effective date stated therein.

20.2 When Deemed Delivered.  Notices, demands, and requests which may or shall be served in accordance with Section 20.1 hereof shall be deemed sufficiently served or given for all purposes hereunder at the earlier of (i) the time such notice, demand, or request shall be received by the addressee, or (ii) ten (10) days after posting via United States registered or certified mail, return receipt requested, postage prepaid.

21. Quiet Enjoyment; Title.

21.1 Quiet Enjoyment.  Subject to the terms and conditions of this Ground Lease, the Tenant, as of the Effective Date and so long as Tenant pays the ground rent and all additional rent, Impositions, and other charges herein provided for and observes and keeps all covenants, agreements, and conditions of this Ground Lease on its part to be kept and performed in all material respects, shall quietly have and enjoy the Project Site during the term of this Ground Lease, without hindrance or molestation by the District or anyone claiming under or through the District.  This agreement shall be construed as a covenant running with the land.  Nothing in this Section or any other section herein shall constitute a waiver of the District’s exercise of its police powers under the law applicable to third parties generally.

As long as this Ground Lease is in effect, the District shall only allow compatible use of the remainder of its property adjacent to the Project Site and will not create or allow the creation of a visual, olfactory or auditory nuisance on said remainder of its property.

21.2 District’s Title.  District represents and warrants as a condition of this Ground Lease that it is the sole record holder of good title to the Project Site subject to no cloud(s) or encumbrances which would materially affect the Tenant’s use and enjoyment or peaceable possession of the Project Site or would prevent the Tenant from obtaining a leasehold policy of title insurance insuring its interest in the Project without exceptions to which the Tenant reasonably objects; and that during the term hereof District shall not encumber the Project Site; that it is authorized to make this Ground Lease for the term hereof; that the provisions of this Ground Lease do not and will not conflict with or violate any of the provisions of existing agreements between District and any third party; that the certificate of occupancy, when issued, will allow the Tenant to use the Improvements for the purposes set forth herein, subject to applicable federal, state, and local laws, ordinances, and building codes; and that District will deliver the Project Site free of all tenants and occupants and claims thereto.  District has furnished to Tenant’s counsel a complete and up-to-date abstract of title at District’s sole expense, prior to the execution of this Ground Lease.

In addition to the foregoing obligation on behalf of the District to provide quiet and peaceful possession of the Project Site, the District shall use its best efforts to obtain, within a reasonable time, an expressed release of spoils area designation from the U.S. Army, Corps of Engineers, affecting the Project Site and all lands owned or possessed by the District contiguous to the Project Site.

22. Non-Merger of Leasehold.  There shall be no merger of this Ground Lease or of the leasehold interest hereby created with the record owner’s reversionary interest in the Project Site or any part thereof by reason of the fact that the same Person may acquire or hold, directly or indirectly, this Ground Lease or leasehold interest hereby created or any interest in this Ground Lease or in such leasehold interest and the owner’s reversionary interest in the Project Site or any interest therein.

23. Eminent Domain.

23.1 Complete Condemnation.  If, during the term hereof, the whole of the Project Site shall be taken under the power of eminent domain (or in lieu of or under threat of exercise of such power) by any public or private authority, then this Ground Lease and the term hereof shall cease and terminate as of the date of such taking, provided that the Tenant shall share in the condemnation award as provided herein.  The Tenant may, upon the written approval of the District, continue to occupy the Project Site, subject to the terms of this Ground Lease, for all or such part of the period between the date of such taking and the date when possession of the Project Site shall be taken by the taking authority, and any unearned rent or other charges, if any, paid in advance, shall be refunded to the Tenant. If required, the Tenant shall procure from the applicable governmental authority, at the Tenant’s sole cost and expense, all necessary consents and authorizations to continue to occupy the Project Site from and after the date of such taking.

23.2 Partial Condemnation.  If, during the term hereof, any public or private authority shall, under the power of eminent domain (or in lieu of or under threat of exercise of such power), make a taking resulting in the reduction of the surface area of the Project Site by fifteen percent (15%) or more, or of fifteen percent (15%) or more of the value of the Improvements, or resulting in the Tenant’s not being able to use the remainder of the Project Site or Improvements for the purposes contemplated hereby, then the Tenant may, at its election, terminate this Ground Lease by giving the District notice of the exercise of its election within thirty (30) days of the date of notice to the Tenant of such taking.  In the event of termination by the Tenant under this Section 23.2, the term hereof shall cease and terminate as of the last day of the calendar month in which such notice of exercise of its election to terminate has been given, and any unearned rent or other charges, if any, paid in advance, shall be refunded to the

Tenant, and the Tenant shall share in the condemnation award as provided herein.

23.3 Rent Adjustment.  In the event that the Tenant does not elect to terminate this Ground Lease pursuant to Section 23.2 above, then this Ground Lease and the term hereof shall continue in full force and effect, and the base annual rent shall be adjusted pro-rata in accordance with the land area of the property actually taken by the condemning authority.

23.4 Allocation of Award.  In the event of a complete taking (or partial taking resulting in termination of this Ground Lease) of the Project Site and/or the Improvements, the District shall be entitled to recover that portion of the condemnation award (or settlement) fairly attributable to the value of the land taken. The Tenant shall be entitled to recover that portion of the award fairly attributable to the value of the Improvements taken.  In the event no Improvements are taken, the Tenant shall not be entitled to any portion of the award, and in the event no land is taken, the District shall not be entitled to any portion of the award, unless the Tenant elects to terminate this Ground Lease pursuant to Section 23.2, in which event the award or settlement shall be allocated as provided above. In the event of a partial taking of the Improvements not resulting in a termination, the entire award or settlement shall be paid to the Tenant.  Nothing contained herein shall prohibit the Tenant’s claiming relocation damages or damages for lost profits against the taking authority in any appropriate proceeding.

24. Temporary Taking or Other Deprivation.  If, during the term hereof, (i) less than all of the District’s title to all or any portion of the Project Site is taken for temporary use or occupancy, or (ii) any public or private authority takes any action not resulting in a taking of all or any portion of the Project Site but resulting in a right to compensation therefor, such as changing of the grade of any street upon which the Project Site abuts, then, except as otherwise provided in Section 23, the Tenant shall be entitled to make claim for, recover, and retain all awards, whether pursuant to judgment, agreement, or otherwise, recoverable in connection therewith.

25. Force Majeure. Provided that notice is given within thirty (30) days of an occurrence of an event of Force Majeure by the Party seeking to invoke and utilize the provisions of this Section, either Party hereto shall be excused from performing any of its respective obligations or undertakings provided in this Ground Lease, excepting any of its respective obligations or undertakings to pay any sums of money under the applicable provisions hereof, for so long as the performance of such obligations is prevented or significantly delayed, retarded or hindered by any event of Force Majeure.

26. (This section intentionally left blank.)

27. Miscellaneous.

27.1 Intentionally left blank.

27.2 Access to Premises.  The District agrees that access to the Project Site will be provided via the Transportation Plan developed under Section 3 of the Option Agreement (the “Transportation Plan”).  Such plan is to mitigate the traffic expected to be generated by the Project, improve the transportation options in the neighborhood and facilitate access to the Project Site.  The District agrees to acquire land (the “Additional Property”) and otherwise facilitate the completion of the Transportation Plan, including the use of the District’s quick-taking expropriation powers, if necessary.  The District shall purchase such Additional Property at its expense and it shall thereafter be deemed to be a part of the Project Site for the purposes hereof.  The annual rent shall thereafter be increased by an amount equal to ten percent (10%) of the purchase price paid by the DISTRICT for such Additional Property.  All other costs related to the Transportation Plan, including wetlands mitigation, surveying, title examination, title curative work, appraisal costs, and any litigation expenses and/or court costs incurred by the DISTRICT in connection with the exercise of eminent domain in acquiring the Additional Property, and construction costs, shall be the responsibility of Tenant.  Other than the specific road entering the Project Site, all other roads in the Transportation Plan, including roads built across the Additional Land, if any, shall be public roads or highways.

27.3 Successors.  The covenants, agreements, terms, provisions, and conditions contained in this Ground Lease shall apply to and inure to the benefit of and be binding upon the District and the Tenant and their respective successors and assigns, except as expressly otherwise herein provided, and shall be deemed covenants running with the respective interests of the parties hereto.

27.4 Surviving Covenants.  Each provision of this Ground Lease which may require performance in any respect by or on behalf of either the Tenant or the District after the expiration of the term hereof or its earlier termination shall survive such expiration or earlier termination.

27.5 Provisions Deemed Conditions and Covenants.  All of the provisions of this Ground Lease shall be deemed and construed to be “conditions” and “covenants” as though the words specifically expressing or importing covenants and conditions were used to describe each separate provision hereof.

27.6 Headings.  The headings and section captions in this Ground Lease are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Ground Lease or in any way affect this Ground Lease as to matters of interpretation or otherwise.

27.7 No Oral Change or Termination.  This Ground Lease and the exhibits appended hereto and incorporated herein by reference contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof, and no change, modification, or discharge hereof in whole or in part shall be effective unless such change, modification, or discharge is in writing and signed by the party against whom enforcement of the change, modification, or discharge is sought.  This Ground Lease cannot be changed or terminated orally.

27.8 Governing Law; Severability.  This Ground Lease shall be governed by and construed in accordance with the laws of the State of Louisiana.  To the extent permitted by law, the parties hereto shall be deemed to have waived to the maximum extent possible all legal provisions to the end that this Ground Lease shall be enforceable in accordance with its terms.  If any term or provision of this Ground Lease or the application thereof to any Person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remaining provisions of this Ground Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Ground Lease shall be valid and enforceable to the fullest extent permitted by law.

27.9 Counterparts.  This Ground Lease may be executed in one or more counterparts, each of which so executed shall be deemed to be an original and all of which together shall constitute but a single document.

27.10 Litigation and Venue. In the event that either party must file suit as a result of default on the part of the other, suit shall be filed in the Fourteenth Judicial District Court, State of Louisiana, (Tenant waiving its right to invoke Federal Diversity Jurisdiction) and the prevailing party shall recover all of its attorney fees, costs of court, expert witness fees, or other similar costs or fees incurred in connection with such legal action from the defaulting party.

27.11 Gender of Words.  Words of any gender in this Ground Lease shall be held to include masculine or feminine and words denoting a singular number shall be held to include the plural, and plural shall include the singular, whenever the sense requires.

27.12 Sovereign Immunity; Statutory Authority. The District represents and warrants that it has the statutory authority to enter into this Ground Lease, that, when executed, this Ground Lease shall be binding and enforceable in accordance with its terms, and that it is not immune from suit or judgment resulting from any claim or action brought against it by the Tenant pursuant to the express terms of this Ground Lease.

27.13 Brokers and/or Real Estate Agents.  Neither party to this Ground Lease shall be liable for any real estate brokers’ or leasing agents’ commissions in the absence of a written agreement.

27.14 Legal Relationships.  This Ground Lease shall not be interpreted or construed as establishing a partnership or joint venture between the District and the Tenant and neither party shall have the right to make any representations or be liable for the debts or obligations of the other.  Neither party is executing this Ground Lease as an agent for an undisclosed principal.  No third party is intended to be benefited by this contract.

27.15 Memorandum of Lease.  At either party’s request, the parties hereto agree to execute and cause to be properly recorded a memorandum of this Ground Lease, sufficient in form and content to give third parties constructive notice of the Tenant’s interest hereunder.

28. Guaranty. Ameristar Casinos, Inc., a Nevada corporation, (the “Guarantor”), has agreed to guaranty the obligations of the Tenant under this Ground Lease by a separate guaranty agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Ground Lease as of the date first above written.

DISTRICT:

WITNESSES:	LAKE CHARLES HARBOR & TERMINAL
DISTRICT,
/s/ Cynthia R. Beglis	a political subdivision of the
(signature)	State of Louisiana
Cynthia R. Beglis
(print name)	By:	/s/ William J. Rase, III
William J. Rase, III
Executive Director
/s/ Sharon Edwards
(signature)
Sharon Edwards	Approved by:
(print name)
/s/ Michael K. Dees
Michael K. Dees, General Counsel

TENANT:

WITNESSES:	CREATIVE CASINOS OF LOUISIANA, L.L.C.
By Ameristar Lake Charles
Holdings, LLC

/s/ Robert D. O. Perry
(signature)
Robert D. O. Perry	By:	/s/ Peter C. Walsh
(print name)		Peter C. Walsh, Manager

/s/ Ada E. Rodriguez
(signature)
Ada E. Rodriguez
(print name)

LIST OF EXHIBITS

Exhibit “1”	Project Site Description

Exhibit “1-A”	Survey

Exhibit “2”	Improvements

Exhibit “3”	Rental

EXHIBIT 1

TO

GROUND LEASE AGREEMENT

Project Site Description

PARCEL 1:

THAT CERTAIN TRACT OR PARCEL OF LAND LYING IN LOTS SEVEN (7), EIGHT (8), AND TWELVE (12) OF SECTION TEN (10) AND LOTS SIX (6), ELEVEN (11), TWELVE (12), THIRTEEN (13) AND FOURTEEN (14) OF SECTION ELEVEN (11), AND LOT ONE (1) THE LOUISA HUNTINGTON PARTITION IN SECTION FIFTEEN (15), ALL IN TOWNSHIP TEN (10) SOUTH, RANGE NINE (9) WEST, CALCASIEU PARISH, LOUISIANA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS TO-WIT:

COMMENCING AT THE SOUTHWEST CORNER OF THE BARTHELEMEW LEBLEU CLAIM OF IRREGULAR SECTION THIRTY-EIGHT (38), TOWNSHIP TEN (10) SOUTH, RANGE NINE (9) WEST, CALCASIEU PARISH, LOUISIANA;

THENCE NORTH 22° 21’ 49” EAST, ALONG THE WEST LINE OF SAID BARTHELEMEW LEBLEU CLAIM OF IRREGULAR SECTION THIRTY-EIGHT (38), FOR A DISTANCE OF 254.60 FEET TO THE INTERSECTION WITH THE SOUTH LINE OF SECTION ELEVEN (11), TOWNSHIP 10 SOUTH, RANGE 9 WEST, CALCASIEU PARISH, LOUISIANA;

THENCE NORTH 89° 11’ 50” WEST, ALONG SAID SOUTH LINE OF SECTION ELEVEN (11), FOR A DISTANCE OF 263.29 FEET TO THE SOUTHWEST CORNER OF THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER (SE/4-SE/4) OF SAID SECTION ELEVEN (11), THE POINT OF BEGINNING OF HEREIN DESCRIBED TRACT;

THENCE NORTH 89° 11’ 50” WEST, ALONG SAID SOUTH LINE OF SECTION ELEVEN (11), FOR A DISTANCE OF 1854.88 FEET;

THENCE SOUTH 42° 22’ 12” WEST, FOR A DISTANCE OF 143.71 FEET;

THENCE SOUTH 00° 48’ 10” WEST, FOR A DISTANCE OF 440.93 FEET;

THENCE SOUTH 46° 42’ 25” EAST, FOR A DISTANCE OF 81.37 FEET;

THENCE NORTH 85° 47’ 00” EAST, FOR A DISTANCE OF 1231.30 FEET;

THENCE SOUTH 37° 53’ 04” EAST, FOR A DISTANCE OF 44.07 FEET TO THE NORTH RIGHT-OF-WAY LINE OF I-210 BYPASS;

THENCE SOUTH 79° 33’ 48” WEST, ALONG THE NORTH RIGHT-OF-WAY LINE OF SAID I-210 BYPASS, FOR A DISTANCE OF 30.14 FEET;

THENCE SOUTH 85° 53’ 24” WEST, ALONG THE NORTH RIGHT-OF-WAY LINE OF SAID I-210 BYPASS, FOR A DISTANCE OF 677.86 FEET TO THE WEST LINE OF THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER (NW/4-NE/4) OF THE AFORESAID SECTION FOURTEEN (14);

THENCE SOUTH 85° 44’ 18” WEST, ALONG THE NORTH RIGHT-OF-WAY LINE OF SAID I-210 BYPASS, FOR A DISTANCE OF 1342.70 FEET TO THE WEST LINE OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER (NE/4-NW/4) OF SAID SECTION FOURTEEN (14);

THENCE NORTH 00° 51’ 36” EAST, ALONG THE WEST LINE OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER (NE/4-NW/4) OF SAID SECTION FOURTEEN (14), FOR A DISTANCE OF 39.89 FEET;

THENCE NORTH 85° 47’ 00” EAST, FOR A DISTANCE OF 550.33 FEET;

THENCE NORTH 43° 17’ 35” EAST, FOR A DISTANCE OF 88.83 FEET;

THENCE NORTH 00° 48’ 10” EAST, FOR A DISTANCE OF 451.62 FEET;

THENCE NORTH 43° 26’ 49” WEST, FOR A DISTANCE OF 150.13 FEET TO THE NORTH LINE OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER (NE/4-NW/4) OF SECTION FOURTEEN (14);

THENCE NORTH 89° 11’ 50” WEST, ALONG SAID NORTH LINE OF SECTION FOURTEEN (14), FOR A DISTANCE OF 840.80 FEET;

THENCE SOUTH 77° 42’ 19” WEST, FOR A DISTANCE OF 109.87 FEET TO THE POINT OF CURVATURE OF A CURVE TO THE RIGHT, HAVING A RADIUS OF 579.00 FEET AND A CENTRAL ANGLE OF 13° 05’ 33”;

THENCE SOUTHWESTERLY, ALONG SAID CURVE TO THE RIGHT, FOR AN ARC LENGTH DISTANCE OF 132.30 FEET TO THE POINT OF TANGENT OF SAID CURVE;

THENCE NORTH 89° 12’ 07” WEST, FOR A DISTANCE OF 328.63 FEET TO THE POINT OF CURVATURE OF A CURVE TO THE LEFT, HAVING A RADIUS OF 499.00 FEET AND A CENTRAL ANGLE OF 73° 27’ 02”;

THENCE SOUTHERLY, ALONG SAID CURVE TO THE LEFT, FOR AN ARC LENGTH DISTANCE OF 639.70 FEET TO THE POINT OF TANGENT OF SAID CURVE;

THENCE SOUTH 17° 20’ 50” WEST, FOR A DISTANCE OF 235.96 FEET TO THE NORTH TO BANK OF CLINE CANAL, SAID POINT BEING THE POINT OF CURVATURE OF A CURVE TO THE RIGHT, HAVING A RADIUS OF 275.36 FEET AND A CENTRAL ANGLE OF 16° 16’ 23”;

THENCE SOUTHERLY, ALONG SAID CURVE TO THE LEFT, FOR AN ARC LENGTH DISTANCE OF 78.21 FEET TO THE SOUTH TOP BANK OF SAID CLINE CANAL;

THENCE, MEANDERING ALONG SAID SOUTH TOP BANK OF CLINE CANAL, IN A GENERAL DIRECTION OF NORTH 68° 55’ 53” WEST, FOR A DISTANCE OF 57.44 FEET;

THENCE, MEANDERING ALONG SAID SOUTH TOP BANK OF CLINE CANAL, IN A GENERAL DIRECTION OF NORTH 75° 51’ 28” WEST, FOR A DISTANCE OF 100.00 FEET;

THENCE, MEANDERING ALONG SAID SOUTH TOP BANK OF CLINE CANAL, IN A GENERAL DIRECTION OF NORTH 74° 59’ 31” WEST, FOR A DISTANCE OF 136.15 FEET;

THENCE, MEANDERING ALONG SAID SOUTH TOP BANK OF CLINE CANAL, IN A GENERAL DIRECTION OF SOUTH 89° 05’ 22” WEST, FOR A DISTANCE OF 100.68 FEET;

THENCE, MEANDERING ALONG SAID SOUTH TOP BANK OF CLINE CANAL, IN A GENERAL DIRECTION OF NORTH 89° 46’ 43” WEST, FOR A DISTANCE OF 100.45 FEET;

THENCE, MEANDERING ALONG SAID SOUTH TOP BANK OF CLINE CANAL, IN A GENERAL DIRECTION OF NORTH 86° 55’ 48” WEST, FOR A DISTANCE OF 100.05 FEET;

THENCE, MEANDERING ALONG SAID SOUTH TOP BANK OF CLINE CANAL, IN A GENERAL DIRECTION OF NORTH 89° 55’ 13” WEST, FOR A DISTANCE OF 52.96 FEET TO A SOUTHERLY EXTENSION OF THE EAST TOP BANK OF PRIEN LAKE (INDIAN BAY);

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 03° 29’ 18” EAST, FOR A DISTANCE OF 129.59 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 04° 01’ 19” EAST, FOR A DISTANCE OF 74.22 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 31° 03’ 22” EAST, FOR A DISTANCE OF 85.27 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 03° 52’ 13” EAST, FOR A DISTANCE OF 118.92 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 12° 54’ 27” WEST, FOR A DISTANCE OF 127.06 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 05° 01’ 54” WEST, FOR A DISTANCE OF 97.66 FEET TO THE SOUTH LINE OF THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER (SE/4-SE/4) OF SECTION 10;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 15° 16’ 19” WEST, FOR A DISTANCE OF 232.70 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 41° 39’ 13” WEST, FOR A DISTANCE OF 191.16 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF SOUTH 85° 11’ 32” WEST, FOR A DISTANCE OF 146.47 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 54° 10’ 25” WEST, FOR A DISTANCE OF 132.88 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 76° 28’ 49” WEST, FOR A DISTANCE OF 129.72 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 77° 13’ 10” WEST, FOR A DISTANCE OF 174.64 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 63° 46’ 57” WEST, FOR A DISTANCE OF 305.36 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 40° 34’ 09” WEST, FOR A DISTANCE OF 96.42 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE, IN A GENERAL DIRECTION OF NORTH 03° 28’ 51” WEST, FOR A DISTANCE OF 290.97 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE, IN A GENERAL DIRECTION OF NORTH 06° 59’ 15” EAST, FOR A DISTANCE OF 112.51 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE, IN A GENERAL DIRECTION OF NORTH 08° 47’ 22” WEST, FOR A DISTANCE OF 221.13 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE, IN A GENERAL DIRECTION OF NORTH 17° 45’ 50” WEST, FOR A DISTANCE OF 593.36 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE, IN A GENERAL DIRECTION OF NORTH 12° 16’ 05” WEST, FOR A DISTANCE OF 113.24 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE, IN A GENERAL DIRECTION OF NORTH 05° 02’ 58” WEST, FOR A DISTANCE OF 89.12 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE, IN A GENERAL DIRECTION OF NORTH 18° 50’ 30” EAST, FOR A DISTANCE OF 202.61 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE, IN A GENERAL DIRECTION OF NORTH 33° 07’ 57” EAST, FOR A DISTANCE OF 60.41 FEET;

THENCE MEANDERING ALONG SAID EAST TOP BANK OF PRIEN LAKE (INDIAN BAY), IN A GENERAL DIRECTION OF NORTH 64° 16’ 28” EAST, FOR A DISTANCE OF 32.94 FEET TO THE LEFT DESCENDING BANK OF THE CALCASIEU RIVER;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF NORTH 78° 15’ 35” EAST, FOR A DISTANCE OF 252.96 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF SOUTH 86° 03’ 11” EAST, FOR A DISTANCE OF 308.38 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF SOUTH 81° 13’ 23” EAST, FOR A DISTANCE OF 229.29 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF SOUTH 87° 22’ 02” EAST, FOR A DISTANCE OF 531.89 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF NORTH 86° 57’ 14” EAST, FOR A DISTANCE OF 396.48 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF NORTH 76° 32’ 48” EAST, FOR A DISTANCE OF 229.26 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF NORTH 82° 03’ 53” EAST, FOR A DISTANCE OF 103.18 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF NORTH 77° 14’ 13” EAST, FOR A DISTANCE OF 357.96 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF NORTH 75° 10’ 07” EAST, FOR A DISTANCE OF 195.09 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF NORTH 64° 43’ 40” EAST, FOR A DISTANCE OF 401.76 FEET;

THENCE MEANDERING ALONG SAID LEFT DESCENDING BANK OF THE CALCASIEU RIVER, IN A GENERAL DIRECTION OF NORTH 63° 49’ 10” EAST, FOR A DISTANCE OF 375.23 FEET TO A POINT LYING 105.00 FEET PERPENDICULAR TO THE ORIGINAL WEST BOUNDARY LINE OF L’AUBERGE DU LAC HOTEL AND CASINO;

THENCE SOUTH 49° 09’ 02” EAST, PARALLEL WITH AND 105.00 FEET WESTERLY OF SAID ORIGINAL WEST BOUNDARY LINE OF L’AUBERGE DU LAC HOTEL AND CASINO, FOR A DISTANCE OF 723.86 FEET;

THENCE SOUTH 58° 02’ 36” WEST, FOR A DISTANCE OF 280.83 FEET;

THENCE SOUTH 25° 46’ 57” EAST, FOR A DISTANCE OF 378.51 FEET TO THE POINT OF CURVATURE OF A CURVE TO THE LEFT HAVING A RADIUS OF 200.00 FEET AND A CENTRAL ANGLE OF 50° 14’ 07”;

THENCE SOUTHEASTERLY, ALONG SAID CURVE TO THE LEFT, FOR AN ARC LENGTH DISTANCE OF 175.35 FEET TO THE POINT OF TANGENT OF SAID CURVE;

THENCE SOUTH 75° 40’ 37” EAST, FOR A DISTANCE OF 212.74 FEET TO THE AFORESAID ORIGINAL WEST BOUNDARY LINE OF L’AUBERGE DU LAC HOTEL AND CASINO;

THENCE SOUTH 89° 11’ 50” EAST, ALONG SAID ORIGINAL BOUNDARY LINE OF L’AUBERGE DU LAC HOTEL AND CASINO, FOR A DISTANCE OF 200.00 FEET;

THENCE SOUTH 00° 53’ 19” WEST, ALONG SAID ORIGINAL WEST BOUNDARY LINE OF L’AUBERGE DU LAC HOTEL AND CASINO, FOR A DISTANCE OF 1671.72 FEET TO A POINT LYING 120.00 FEET NORTH OF THE SOUTH LINE OF THE AFOREMENTIONED SECTION ELEVEN (11);

THENCE SOUTH 89° 11’ 50” EAST, 120.00 FEET NORTH OF AND PARALLEL WITH SAID SOUTH LINE OF SECTION ELEVEN (11), FOR A DISTANCE OF 1735.47 FEET TO THE EAST LINE OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER (SW/4-SE/4) OF SAID SECTION ELEVEN (11);

THENCE SOUTH 00° 46’ 32” WEST, ALONG SAID EAST LINE OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER (SW/4-SE/4) OF SAID SECTION ELEVEN (11), FOR A DISTANCE OF 120.00 FEET TO THE POINT OF BEGINNING.

HEREIN DESCRIBED TRACT CONTAINING 242.800 ACRES, MORE OR LESS.

EXHIBIT “1-A”

SURVEY

EXHIBIT “2”

To

Ground Lease Agreement

Improvements

The Project shall mean a gaming riverboat, shore and support facilities, and all other amenities as described in the application for license and as presented to the Louisiana Gaming Control Board on December 16, 2010 and February 9, 2011, together with such layout and aesthetic changes as Creative deems desirable and that do not detract from the overall quality of the casino project as described in the application and presentation, which shall include: gaming riverboat, support facilities with restaurant and retail space, hotel facilities with at least 700 guest rooms, including not less than 630 main rooms and 70 VIP suites, pool, and pleasure craft docking facility,  an 18-hole golf course, spa, tennis courts, croquet and falconry facilities, and not less than 3,000 parking spaces, at least 1,000 of which shall be in a parking garage and the balance of which shall be on surface parking lots

EXHIBIT “3”

RENTAL

RENTAL INCLUDES ITEMS A, B, and C BELOW:

A.         242.800 acres, more or less:

Annual Rental for the first five (5) years of the Initial Term shall be $1,311,120.00.  Thereafter, the rental shall be increased each year of the Initial Term and any option period as of the date the rental is owed by an amount determined using the formula set forth below.  The amount of the increase will be determined by multiplying the annual rental of $5400.00 per acre by the percent of change in the most recently published U.S. Department of Labor, Consumer Price Index (CPI-W), all items, South Region, not to exceed five (5%) percent per annum.  The percent change will be computed by comparing the index figure published for the month closest to each Lease Year anniversary date with the same month of the prior year.  For example, if the Ground Lease Commencement Date is March 1, 2011, the adjustment for the annual rental due March 1, 2016 shall be calculated using the index published for the most recent month available prior to March 1, 2011 and comparing it to the index published for the same month of the prior year, subject to the five (5%) percent cap.  The index to be used will be the most recently published U.S. Department of Labor, Consumer Price Index for Wage Earners and Clerical Workers (CPI-W), all items figure, South Region published by the Bureau of Labor Statistics or any successor index published by the Department of Labor.  Rental shall never be less than $5,400.00 per acre and shall only increase in accordance with the above formula.

B.          Upon commencement of any gaming at the Project Site and within fifteen (15) days of the end of each month, Tenant shall pay to the District each month the greater of an amount equal to 16.667% of 4.2% of all monthly Net Gaming Proceeds (as defined by the Louisiana Gaming Control Board) or 16.667% of 4.2% of $20,000,000 in monthly Net Gaming Proceeds (the “Head Tax Amount”) as defined in La R.S. 27:44(15).  Payment of the Head Tax Amount may be satisfied in whole or in part by payments actually received by the District under an intergovernmental cooperative agreement between the District, the City of Lake Charles, the Calcasieu Parish Police Jury, and Tenant; the terms of which shall be subject to the approval of the District which approval shall not be unreasonably withheld or conditioned.

C.         The obligation of Creative to pay the amounts set forth in item B above shall supersede and remain in effect despite any provision in any agreement which has or may be entered into by Creative or the District with the Calcasieu Parish Police Jury or the City of Lake Charles relating to any Head Tax Amounts, specifically including the Cooperative Endeavor Development Agreement approved by the City of Lake Charles on August 3, 2011 and approved by the Calcasieu Parish Police Jury on August 4, 2011. Creative further agrees not to enter into any agreement relating to Head Tax Amounts with the Parish or the City which provides for the District to receive less than the amounts specified in Item B above or for Creative not to fully comply with the provisions of B above.